Exhibit 99.1

GM FINANCIAL REPORTS SECOND QUARTER 2023
OPERATING RESULTS

•Second quarter net income of $571 million
•Second quarter retail loan and operating lease originations of $13.7 billion
•Earning assets of $112.8 billion at June 30, 2023
•Available liquidity of $33.0 billion at June 30, 2023

FORT WORTH, TEXAS July 25, 2023 – GENERAL MOTORS FINANCIAL COMPANY, INC.
(“GM Financial” or the “Company”) announced net income of $571 million for the quarter ended June 30, 2023, compared to $584 million for the quarter ended March 31, 2023, and $829 million for the quarter ended June 30, 2022. Net income for the six months ended June 30, 2023 was $1.2 billion, compared to $1.8 billion for the six months ended June 30, 2022.

Retail loan originations were $9.1 billion for both the quarters ended June 30, 2023 and March 31, 2023, compared to $9.0 billion for the quarter ended June 30, 2022. Retail loan originations for the six months ended June 30, 2023 were $18.2 billion, compared to $17.0 billion for the six months ended June 30, 2022. The outstanding balance of retail finance receivables, net of fees was $69.7 billion at June 30, 2023, compared to $67.7 billion at March 31, 2023 and $61.2 billion at June 30, 2022.

Operating lease originations were $4.6 billion for the quarter ended June 30, 2023, compared to $3.9 billion for both the quarters ended March 31, 2023 and June 30, 2022. Operating lease originations for the six months ended June 30, 2023 were $8.5 billion, compared to $7.4 billion for the six months ended June 30, 2022. Leased vehicles, net was $31.6 billion at June 30, 2023, compared to $31.8 billion at March 31, 2023 and $35.3 billion at June 30, 2022.

The outstanding balance of commercial finance receivables, net of fees was $11.5 billion at June 30, 2023, compared to $10.6 billion at March 31, 2023 and $7.7 billion at June 30, 2022.

Retail finance receivables 31-60 days delinquent were 1.8% of the portfolio at both June 30, 2023 and June 30, 2022. Accounts more than 60 days delinquent were 0.6% of the portfolio at both June 30, 2023 and June 30, 2022.

Annualized net charge-offs were 0.8% of average retail finance receivables for the quarter ended June 30, 2023 and 0.6% for the quarter ended June 30, 2022. For the six months ended June 30, 2023, annualized net charge-offs were 0.8%, compared to 0.6% for the six months ended June 30, 2022.

The Company had total available liquidity of $33.0 billion at June 30, 2023, consisting of $5.2 billion of cash and cash equivalents, $24.2 billion of borrowing capacity on unpledged eligible assets, $0.6 billion of borrowing capacity on committed unsecured lines of credit, $1.0 billion of borrowing capacity on the Junior Subordinated Revolving Credit Facility from GM, and $2.0 billion of borrowing capacity on the GM Revolving 364-Day Credit Facility.

Earnings resulting from the Company's equity investment in joint ventures that conduct automotive finance operations in China were $37 million for the quarter ended June 30, 2023, compared to $41 million for the quarter ended March 31, 2023 and $50 million for the quarter ended June 30, 2022. Earnings for the six months ended June 30, 2023 were $78 million, compared to $104 million for the six months ended June 30, 2022.

About GM Financial

General Motors Financial Company, Inc. is the wholly owned captive finance subsidiary of General Motors Company and is headquartered in Fort Worth, Texas. Additional materials addressing the Company’s results of operations for the quarter ended June 30, 2023 can be accessed via the Investor Relations section of the Company’s website at https://investor.gmfinancial.com.

General Motors Financial Company, Inc.
Condensed Consolidated Statements of Income
(Unaudited, in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Revenue
Finance charge income	$1,490	$1,062	$2,859	$2,072
Leased vehicle income	1,820	1,989	3,638	4,056
Other income	187	95	343	175
Total revenue	3,498	3,146	6,840	6,302
Costs and expenses
Operating expenses	456	393	899	766
Leased vehicle expenses	1,011	856	2,050	1,711
Provision for loan losses	167	198	298	320
Interest expense	1,135	642	2,134	1,219
Total costs and expenses	2,768	2,089	5,381	4,016
Equity income	37	50	78	104
Income before income taxes	766	1,106	1,537	2,390
Income tax provision	195	277	382	599
Net income (loss)	571	829	1,155	1,791
Less: cumulative dividends on preferred stock	30	30	59	59
Net income (loss) attributable to common shareholder	$541	$799	$1,096	$1,731

Amounts may not add due to rounding.

Condensed Consolidated Balance Sheets
(Unaudited, in millions)

	June 30, 2023	December 31, 2022
ASSETS
Cash and cash equivalents	$5,182	$4,005
Finance receivables, net of allowance for loan losses of $2,202 and $2,096	79,005	74,514
Leased vehicles, net	31,560	32,701
Goodwill and intangible assets	1,184	1,171
Equity in net assets of nonconsolidated affiliates	1,667	1,665
Related party receivables	605	495
Other assets	8,969	7,995
Total assets	$128,173	$122,545
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Secured debt	$42,004	$42,131
Unsecured debt	59,614	54,723
Deferred income	2,303	2,248
Related party payables	318	115
Other liabilities	8,650	8,318
Total liabilities	112,888	107,535
Total shareholders' equity	15,284	15,010
Total liabilities and shareholders' equity	$128,173	$122,545

Amounts may not add due to rounding.

Operational and Financial Data
(Unaudited, Dollars in millions)
Amounts may not add due to rounding

	Three Months Ended June 30,		Six Months Ended June 30,
Originations	2023	2022	2023	2022
Retail finance receivables originations	$9,102	$8,961	$18,206	$17,035
Lease originations	$4,585	$3,870	$8,511	$7,412

	Three Months Ended June 30,		Six Months Ended June 30,
Average Earning Assets	2023	2022	2023	2022
Average retail finance receivables	$68,705	$60,451	$67,664	$59,624
Average commercial finance receivables	10,954	7,716	10,891	7,345
Average finance receivables	79,659	68,167	78,555	66,969
Average leased vehicles, net	31,680	35,998	31,994	36,630
Average earning assets	$111,339	$104,165	$110,549	$103,598

Ending Earning Assets	June 30, 2023	December 31, 2022
Retail finance receivables, net of fees	$69,722	$65,322
Commercial finance receivables, net of fees	11,485	11,288
Leased vehicles, net	31,560	32,701
Ending earning assets	$112,767	$109,311

Finance Receivables	June 30, 2023	December 31, 2022
Retail
Retail finance receivables, net of fees	$69,722	$65,322
Less: allowance for loan losses	(2,166)	(2,062)
Total retail finance receivables, net	67,557	63,260
Commercial
Commercial finance receivables, net of fees	11,485	11,288
Less: allowance for loan losses	(36)	(34)
Total commercial finance receivables, net	11,449	11,254
Total finance receivables, net	$79,005	$74,514

Allowance for Loan Losses	June 30, 2023	December 31, 2022
Allowance for loan losses as a percentage of retail finance receivables, net of fees	3.1%	3.2%
Allowance for loan losses as a percentage of commercial finance receivables, net of fees	0.3%	0.3%

Delinquencies	June 30, 2023	June 30, 2022
Loan delinquency as a percentage of ending retail finance receivables:
31 - 60 days	1.8%	1.8%
Greater than 60 days	0.6	0.6
Total	2.5%	2.4%

	Three Months Ended June 30,		Six Months Ended June 30,
Charge-offs and Recoveries	2023	2022	2023	2022
Charge-offs	$323	$247	$645	$521
Less: recoveries	(191)	(161)	(377)	(339)
Net charge-offs	$132	$86	$269	$183
Net charge-offs as an annualized percentage of average retail finance receivables	0.8%	0.6%	0.8%	0.6%

	Three Months Ended June 30,		Six Months Ended June 30,
Operating Expenses	2023	2022	2023	2022
Operating expenses as an annualized percentage of average earning assets	1.6%	1.5%	1.6%	1.5%

Investor Relations contact:
Stephen Jones
Vice President, Investor Relations
(817) 302-7119
Investors@gmfinancial.com